Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-250999) pertaining to the Open Lending Corporation 2020 Stock Option and Incentive Plan of Open Lending Corporation of our reports dated February 28, 2022, with respect to the consolidated financial statements of Open Lending Corporation, and the effectiveness of internal control over financial reporting of Open Lending Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Austin, Texas
February 28, 2022